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Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2814
rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media: WeissComm Partners Aline Schimmel (312) 646-6295

PROGENICS REPORTS POSITIVE INTERIM PHASE 2 RESULTS FOR TWO DOSAGE FORMS OF NOVEL HIV THERAPY PRO 140

– Both intravenous and subcutaneous forms of PRO 140 showed potent and prolonged activity and were generally well tolerated –

Washington, DC and Tarrytown, NY – October 26, 2008 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced positive interim results from two separate phase 2 clinical trials of PRO 140 for the treatment of HIV infection. Both intravenous and subcutaneous forms of PRO 140, a novel viral-entry inhibitor, exhibited potent and prolonged activity as measured by reductions in plasma levels of virus in individuals with HIV infection. Interim results (based on the first 15 of 31 patients treated) from the study of intravenous PRO 140 were presented in Washington, D.C. today as a “late-breaker” poster (a link to which can be found at http://www.progenics.com/sci_cal.cfm) at the joint meeting of the Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC) and the Infectious Diseases Society of America (IDSA). In this study, a 2.17 log10 mean maximum reduction in viral load was observed in patients treated intravenously with a single 10 mg/kg dose, and the antiviral response persisted for three weeks post-treatment. The Company separately announced positive interim results (based on the first 20 of 44 patients treated) from the first clinical trial of subcutaneous PRO 140. In this study, the mean maximum viral load reduction was 1.77 log10 for patients treated subcutaneously with three weekly doses of 324 mg PRO 140, and the antiviral response persisted for two weeks after the last dose. Both intravenous and subcutaneous forms of PRO 140 were generally well tolerated in these studies.

“The viral load reductions observed for intravenous PRO 140 are similar in magnitude to those observed for our most potent HIV drugs at this stage of development,” said Jeffrey M. Jacobson, M.D., Professor of Medicine, Microbiology and Immunology, Chief, Division of Infectious Diseases and HIV Medicine, Drexel University College of Medicine and lead author of the ICAAC presentation. “The findings underscore the efficiency with which PRO 140 blocks HIV’s access to CCR5 and healthy cells in vivo. In addition, the antiviral and safety data for subcutaneous PRO 140 are highly encouraging. Many patients are excited by the potential for a potent and well-tolerated therapy that could be self-administered and yet not provide a daily reminder of their disease.”

PRO 140 is a humanized monoclonal antibody that blocks viral infection of healthy cells by binding to CCR5, a co-receptor that is the principal molecular portal used by HIV to enter and infect immune system cells. Some strains of HIV use the CXCR4 co-receptor as a portal of entry either exclusively or in addition to CCR5. CCR5 viral-entry inhibitors, such as PRO 140, are active in blocking infection in the majority of HIV patients whose virus uses the CCR5 portal, but do not block the entry of virus that uses the CXCR4 portal.

“The interim analyses were conducted to provide timely information on the potential feasibility of two attractive treatment options for PRO 140: monthly intravenous and weekly subcutaneous dosing,” said Paul J. Maddon, M.D., Ph.D., Progenics Pharmaceuticals’ Founder, Chief Executive Officer and Chief Science Officer. “These interim data support the potential feasibility of both options. Importantly, in our first clinical study of the subcutaneous form of PRO 140, we observed significant and prolonged reductions in viral load. Based on our discussions with the HIV community, we believe that weekly subcutaneous dosing of a drug with a favorable tolerability profile would be a desirable new treatment paradigm. Our intravenous form of PRO 140 also exhibited substantial and sustained reductions in viral loads with a favorable tolerability profile. We expect to obtain results from all patients enrolled in both of these studies by early 2009, and these data will be used to select a dosage form (intravenous or subcutaneous) for further clinical development.”

Intravenous PRO 140: Summary of interim phase 2 results

In the intravenous phase 2 trial, single infusions of PRO 140 were evaluated in HIV-infected individuals with early-stage disease, who had received no antiretroviral therapy for at least three months and who had HIV-1 RNA viral loads of greater than 5,000 copies/mL. Prior to treatment, all patients were screened for the presence of virus that uses CCR5, and the absence of virus that uses CXCR4, as the entry co-receptor. Subjects were monitored for 58 days following treatment for safety and antiviral effects. A total of 31 individuals were enrolled and approximately evenly randomized to receive a single dose of placebo, PRO 140 5 mg/kg or PRO 140 10 mg/kg on day one. An interim analysis was performed on safety and efficacy data from the first 15 subjects treated. There were five subjects in each of the three dose groups.

Interim results from this study reconfirmed the substantial antiviral activity observed at the 5 mg/kg dose level in the earlier phase 1b trial, and also showed that doubling the dose to 10 mg/kg increased the duration and magnitude of antiviral response. Each of the five subjects treated with the 10 mg/kg dose experienced a greater than 2.0 log10 (100-fold) reduction in viral load.

Figure 1 depicts the mean viral load reductions over time for the three dose groups. A greater than 1.0 log10 (10-fold) mean reduction in viral load was sustained until three weeks post-treatment at the 10 mg/kg dose level, compared with two to three weeks at the 5 mg/kg dose level in the present study and in the previous phase 1b trial.

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Progenics Pharmaceuticals

Figure 1. Mean change in viral load over time for HIV-infected individuals following single intravenous infusions of placebo, PRO 140 5 mg/kg or PRO 140 10 mg/kg.

Additional key findings from the phase 2 interim analysis and the prior phase 1b study of intravenous PRO 140 are summarized below. P-values reflect two-sided t-tests compared to placebo after an overall analysis of variance (ANOVA) F-test was found to be statistically significant.

▪	At 5 mg/kg (phase 1b study): 1.83 log10 mean maximum decrease in viral load (p < 0.0001) (see Progenics press release issued July 25, 2007)

▪	At 5 mg/kg (phase 2 study): 1.90 log10 mean maximum decrease in viral load (p ≤ 0.0001)

▪	At 10 mg/kg (phase 2 study): 2.17 log10 mean maximum decrease in viral load (p ≤ 0.0001)

▪	All subjects treated with 5 mg/kg experienced a greater than 1.0 log10 maximum reduction in viral load (p=0.0079).

▪	All subjects treated with 10 mg/kg experienced a greater than 2.0 log10 maximum reduction in viral load (p=0.0079).

▪	Following treatment with a single 10 mg/kg dose, a greater than 1.0 log10 mean decrease in viral load was maintained for three weeks; at three weeks, the mean reduction was 1.55 log10 (p=0.0005).

Intravenous doses of PRO 140 were generally well tolerated compared to placebo. There were no drug-related serious adverse events. There was no dose-limiting toxicity, nor any pattern of toxicity, nor apparent safety signals.

Subcutaneous PRO 140: Summary of interim phase 2 results

In the phase 2 trial of subcutaneous PRO 140, a total of 44 HIV-infected individuals meeting the same entry criteria as those for the intravenous PRO 140 study were randomized to receive three weekly doses of 162 mg PRO 140, two bi-weekly doses of 324 mg PRO 140, three weekly doses of 324 mg PRO 140, or placebo. An interim analysis was performed on data from the first 20 subjects treated. The number of subjects in each group was as follows: placebo (n=5), 162 mg PRO 140 weekly (n=4), 324 mg PRO 140 biweekly (n=6) and 324 mg PRO 140 weekly (n=5).

The interim results provide initial proof of concept for subcutaneous PRO 140 as a potent antiretroviral agent with prolonged and dose-dependent activity. Each of the five subjects treated with weekly 324 mg doses experienced a greater than 1.0 log10 reduction in viral load, with individual reductions ranging to 2.50 log10.

Figure 2 depicts the mean change in viral load over time for the four dose groups. In both the 324 mg weekly and bi-weekly dose groups, a greater than 1.0 log10 mean reduction in viral load was maintained for two weeks following administration of the last dose.

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Progenics Pharmaceuticals

Figure 2. Mean change in viral load over time for HIV-infected individuals receiving multiple doses of subcutaneous PRO 140.

Additional key findings from the interim analysis of the phase 2 trial of subcutaneous PRO 140 are summarized below. P-values were determined as described above.

▪
Statistically significant antiviral effects were observed for 324 mg PRO 140 dose administered weekly and bi-weekly; for the 162 mg dose, viral load reductions did not achieve significance compared to placebo.

▪	At 324 mg, bi-weekly dosing: 1.34 log10 mean maximum decrease in viral load (p=0.0059)

▪	At 324 mg, weekly dosing: 1.77 log10 mean maximum decrease in viral load (p=0.0006)

▪	At 324 mg: 100% of subjects achieved a maximum reduction in viral load greater than 1.0 log10 with weekly dosing (p=0.0079), and 67% achieved this level of reduction with bi-weekly dosing (p=0.061).

Subcutaneous doses of PRO 140 were generally well tolerated compared to placebo. Administration site reactions were reported in a minority of subjects and were mild. There were no drug-related serious adverse events; any reported adverse events were comparable between the treatment and placebo arms. There was no dose-limiting toxicity, nor any pattern of toxicity, nor apparent safety signals.

About PRO 140

Discovered by Progenics’ scientists, PRO 140 is a humanized monoclonal antibody that binds to CCR5, a co-receptor characterized by Progenics and its collaborators in 1996 as the principal molecular portal used by HIV to enter and infect immune system cells. Some strains of HIV use the CXCR4 co-receptor as a portal of entry either exclusively or alternatively to CCR5. PRO 140 is a viral-entry inhibitor that is designed to protect healthy cells from HIV infection. Unlike small-molecule CCR5 antagonists, PRO 140 inhibits HIV entry at concentrations that in vitro do not appear to block CCR5’s natural activity of directing the migration of immune cells towards sites of inflammation in the body. As a monoclonal antibody, PRO 140 is not metabolized by the liver, and therefore may have the potential for a better tolerability profile than many of the existing small-molecule therapies for HIV infection. In February 2006, PRO 140 was designated a Fast Track product by FDA for the treatment of HIV infection.

Progenics gratefully acknowledges the development funding it has received for PRO 140 from the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health (Public Health Service award: 1 U19 AI066329).

(PGNX-C)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology—including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections—and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR™ (methylnaltrexone bromide) for the treatment of opioid-induced side effects. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. In Canada, RELISTOR (methylnaltrexone bromide injection) for subcutaneous use is indicated for the treatment of OIC in patients with advanced illness receiving palliative care. In European member states and Iceland, Norway and Liechtenstein, RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to the usual laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in Australia and other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which is in phase 2 clinical testing. Pre-clinical programs for the development of novel HCV entry inhibitors are also underway. In the area of oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer—a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also developing vaccines designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE: This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words "anticipates," "plans," "expects" and similar expressions, we are identifying forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, this may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that our lead product, RELISTOR™ , will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. Thus, it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

Editors Note:

For more information about Progenics Pharmaceuticals, Inc., please visit www.progenics.com.